Exhibit (h)(6)

AMENDMENT NO. 1 TO

FEE WAIVER LETTER AGREEMENT

This Amendment No. 1 to the Fee Waiver Letter Agreement, effective as of February 28, 2018 (this “Amendment”), is made by and between Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), on behalf of the Appendix A-1 Funds, and Matthews International Capital Management, LLC (“Matthews”), a Delaware limited liability company and the investment adviser to each Appendix A-1 Fund. The Trust and Matthews are referred to collectively herein as the “Parties.”

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Fee Waiver Letter Agreement, effective as of September 1, 2014 (the “Agreement”), unless otherwise defined in this Amendment.

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement to waive certain fees otherwise payable to Matthews with respect to the Appendix A-1 Funds under the Advisory Agreement and the Shareholder Services Agreement, each by and between the Trust and Matthews; and

WHEREAS, the Parties wish to amend the Agreement to (i) reference the current Investment Advisory Agreement; (ii) reflect a new termination date of the Agreement, as approved by the Board of Trustees of the Trust; and (iii) clarify the manner in which Matthews may terminate the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto do hereby amend the Agreement as follows:

1.	Amendments. Effective as of February 28, 2018:

a)	In the eighth line of the opening recital of the Agreement, the date “August 31, 2004” is hereby removed and replaced with “February 1, 2016”.

b)	In the first and second lines of Paragraph 3 of the Agreement, the text “for its initial term until April 30, 2016” is hereby removed and replaced with “until April 30, 2019”.

c)	The following text is hereby substituted and replaces in its entirety Paragraph 4 of the Agreement:

4.	This Agreement may be terminated (i) at any time by the Trust, on behalf of any one or more of the Appendix A-1 Funds, subject to approval by the Board, upon sixty (60) days’ prior written notice to Matthews; or (ii) by Matthews at the annual expiration date of the Agreement upon providing written notice to the Trust at least sixty (60) days before that expiration date, in each case without payment of any penalty. This Agreement shall terminate automatically upon the termination of the Advisory Agreement or the Shareholder Services Agreement.

2.	Agreement Otherwise Applicable. The Agreement is otherwise applicable and in full force and effect, except to the extent expressly amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name: John P. McGowan		Name: William J. Hackett
Title: Vice President and Secretary		Title: Chief Executive Officer
Date: February 28, 2018		Date: February 28, 2018